Exhibit 99.1

News Release

Investor Relations: Liz Zale, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS AND ANNOUNCES DIVIDEND

•	Revenues for the year increased 1% to $5,612 million, up 4% in constant currency

•	Adjusted EBITDA for the year increased 4% to $1,602 million, up 6% in constant currency

•	Net income for the year increased to $273 million from $86 million in 2011

•	Adjusted Net Income for the year increased to $704 million from $590 million in 2011

•	Quarterly dividend policy announced; cash dividend payment of $0.16 declared for first quarter 2013

New York, USA – February 11, 2013 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers buy and watch, today announced financial results for the fourth quarter and year ended December 31, 2012.

“Nielsen’s fourth quarter results showed strong growth in recurring revenue and continued margin expansion,” said David Calhoun, Chief Executive Officer of Nielsen. “Our full year performance demonstrated the overall resilience of our business despite a tougher environment for corporate spending. We remain focused on delivering value to clients, investing to grow our business and expanding our capabilities. We are pleased to deliver enhanced shareholder value as we begin paying a quarterly dividend.”

Fourth Quarter 2012 Operating Results

Revenues for the fourth quarter increased 3% to $1,464 million (4% on a constant currency basis) compared to the fourth quarter of 2011. Our revenue performance was driven by a 3% increase within our Buy segment (3% on a constant currency basis), a 5% increase within our Watch segment (5% on a constant currency basis) and a 19% decrease in our Expositions segment (19% on a constant currency basis). Global growth in Information services was driven by increased client investment in retail measurement, including the impact of additional coverage in the U.S. market. Our Insights services declined globally due to lower discretionary spending by clients. Our Expositions segment declined primarily due to the timing of trade shows.

Adjusted EBITDA for the fourth quarter increased 6% to $457 million (6% on a constant currency basis), compared to the fourth quarter of 2011. We continue to see the benefits of productivity efforts while strategically reinvesting in growth initiatives.

Net income for the fourth quarter decreased to $39 million compared to $95 million in the fourth quarter of 2011. The 2012 results included charges of $70 million, net of tax, related to the redemption of our 11.50% Senior Notes due 2016 and the prepayment of the 8.50% Senior Secured Term Loan due 2017. Net income per share, on a diluted basis, was $0.11 compared to $0.26 in the fourth quarter of 2011.

Adjusted Net Income for the fourth quarter increased to $234 million compared to $190 million in the fourth quarter of 2011. Adjusted Net Income per share was $0.62 compared to $0.51 in the fourth quarter of 2011.

Year Ended December 31, 2012 Operating Results

Revenues for full year 2012 increased 1% to $5,612 million, or 4% on a constant currency basis compared to 2011. Revenues within our Buy segment were flat (4% increase on a constant currency basis), revenues within our Watch segment increased 3% (4% on a constant currency basis) and revenues within our Expositions segment increased 2% (2% on a constant currency basis).

Adjusted EBITDA for full year 2012 increased 4% to $1,602 million, or 6% on a constant currency basis compared to 2011.

Net income for full year 2012 was $273 million compared to $86 million in 2011. The 2012 results included charges of $70 million, net of tax, related to the redemption of our 11.50% Senior Notes due 2016 and the prepayment of the 8.50% Senior Secured Term Loan due 2017. The 2011 results included charges of $206 million, net of tax, related to the redemption and prepayment of debt with IPO proceeds. Net income per share, on a diluted basis, was $0.75 compared to $0.24 in 2011.

Adjusted Net Income for full year 2012 increased to $704 million compared to $590 million in 2011. Adjusted Net Income per share was $1.87 compared to $1.61 in 2011.

Financial Position

As of December 31, 2012, cash balances were $288 million and gross debt was $6,296 million, excluding the $288 million mandatory convertible subordinated bonds due in February 2013. Net debt (gross debt less cash and cash equivalents) was $6,008 million and our net debt leverage ratio was 3.75x at the end of 2012. Capital expenditures were $358 million for full year 2012 as compared to $367 million in 2011. Cash paid for interest, net of amounts capitalized, was $384 million for full year 2012 as compared to $446 million in 2011.

Dividend Policy

On January 31, 2013, our board of directors adopted a cash dividend policy with the present intent to pay quarterly cash dividends on our outstanding common stock. The board also declared the first quarterly cash dividend of $0.16 per share, to be paid on March 20, 2013 to holders of record of our common stock on March 6, 2013. Our dividend policy and the payment of future cash dividends are subject to the discretion of the board of directors.

Other Matters

On December 17, 2012, we signed a definitive agreement to acquire Arbitron Inc. (NYSE: ARB), an international media and marketing research firm, for $48 per share in cash. The transaction has been approved by the board of directors of both companies and is subject to customary closing conditions, including regulatory review.

On February 1, 2013, the mandatory convertible subordinated bonds were converted into 10,416,700 shares of Nielsen’s common stock at a conversion rate of 1.8116 shares per $50.00 principal amount of the bonds.

Conference Call and Webcast

Nielsen will hold a conference call to discuss fourth quarter and full year results at 5:00 pm U.S. Eastern Time (ET) on February 11, 2013. The audio and slides for the call can be accessed live by webcast at http://ir.nielsen.com or by dialing +1-866-317-6016. Callers outside the U.S. can dial +1-412-317-6016. The passcode for the call is “Nielsen.” An archive will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the acquisition of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

Results of Operations:

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2012	2011	2012	2011
Revenues	$1,464	$1,421	$5,612	$5,532

Cost of revenues	584	564	2,278	2,237
Selling, general and administrative expenses	440	435	1,778	1,888
Depreciation and amortization	132	133	520	529
Restructuring charges	28	29	84	84

Operating income	280	260	952	794

Interest income	1	1	4	6
Interest expense	(94)	(109)	(413)	(477)
Loss on derivative instruments	—	—	—	(1)
Foreign currency exchange transaction losses, net	(5)	(2)	(17)	(9)
Other (expense)/income, net	(121)	12	(118)	(209)

Income from continuing operations before income taxes and equity in net income of affiliates	61	162	408	104
Provision for income taxes	(26)	(73)	(140)	(22)
Equity in net income of affiliates	4	4	5	3

Income from continuing operations	39	93	273	85
Income from discontinued operations, net of tax	—	2	—	1

Net income	39	95	273	86
Net income attributable to noncontrolling interests	—	—	—	2

Net income attributable to Nielsen stockholders	$39	$95	$273	$84

Net income per share of common stock, basic
Income from continuing operations	$0.11	$0.26	$0.75	$0.24
Income from discontinued operations, net of tax	—	—	—	—

Net income attributable to Nielsen stockholders	$0.11	$0.26	$0.75	$0.24
Net income per share of common stock, diluted
Income from continuing operations	$0.11	$0.26	$0.75	$0.24
Income from discontinued operations, net of tax	—	—	—	—

Net income attributable to Nielsen stockholders	$0.11	$0.26	$0.75	$0.24

Weighted-average shares of common stock outstanding, basic	362,712,063	360,062,174	361,787,868	352,469,181
Dilutive shares of common stock	4,261,882	5,071,820	4,523,116	5,032,773

Weighted-average shares of common stock outstanding, diluted	366,973,945	365,133,994	366,310,984	357,501,954

Condensed Consolidated Balance Sheets:

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Balance Sheets:

	December 31,
	(Unaudited)
(IN MILLIONS)	2012	2011

Assets:
Current assets
Cash and cash equivalents	$288	$319
Trade receivables, net and other current assets	1,388	1,346

Total current assets	1,676	1,665
Non-current assets
Property, plant and equipment, net	560	609
Goodwill and other intangible assets, net	11,907	11,716
Other non-current assets	448	514

Total assets	$14,591	$14,504

Liabilities and equity:
Current liabilities
Accounts payable, deferred revenue and other current liabilities	$1,398	$1,548
Current portion of long-term debt, capital lease obligations and short-term borrowings	355	144

Total current liabilities	1,753	1,692
Non-current liabilities
Long-term debt and capital lease obligations	6,229	6,619
Other non-current liabilities	1,625	1,552

Total liabilities	9,607	9,863

Total equity	4,984	4,641

Total liabilities and equity	$14,591	$14,504

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other performance measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatory convertible subordinated bonds due 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes potential common shares associated with stock-based compensation plans that may have been considered anti-dilutive in accordance with GAAP. The amount also includes the weighted-average amount of shares of common stock convertible associated with the mandatory convertible bonds based upon the average price of our common stock during the period.

Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three and twelve months ended December 31, 2012 and 2011, respectively:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2012	2011	2012	2011
Net income	$39	$95	$273	$86
Income from discontinued operations, net of tax	—	(2)	—	(1)
Interest expense, net	93	108	409	471
Provision for income taxes	26	73	140	22
Depreciation and amortization	132	133	520	529

EBITDA	290	407	1,342	1,107
Equity in net income of affiliates	(4)	(4)	(5)	(3)
Other non-operating expense, net	126	(10)	135	219
Restructuring charges	28	29	84	84
Stock-based compensation expense	10	9	34	27
Other items(a)	7	1	12	112

Adjusted EBITDA	457	432	1,602	1,546
Interest expense, net	(93)	(108)	(409)	(471)
Depreciation and amortization	(132)	(133)	(520)	(529)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	43	42	166	182
Cash paid for income taxes	(36)	(40)	(124)	(132)
Stock-based compensation expense	(10)	(9)	(34)	(27)
Interest expense attributable to mandatory convertible bonds	5	6	23	21

Adjusted net income	$234	$190	$704	$590

Adjusted net income per share of common stock, diluted	$0.62	$0.51	$1.87	$1.61

Weighted-average shares of common stock outstanding, basic	362,712,063	360,062,174	361,787,868	352,469,181
Dilutive shares of common stock from stock compensation plans	4,261,882	5,071,820	4,523,116	5,032,773
Shares of common stock convertible associated with the mandatory convertible bonds	10,416,700	10,416,700	10,416,700	9,531,994

Weighted-average shares of common stock outstanding, diluted	377,390,645	375,550,694	376,727,684	367,033,948

(a)	For the three and twelve months ended December 31, 2012, other items consists primarily of deal related costs. For the three and twelve months ended December 31, 2011, other items consist of Sponsor Advisory Fees (including termination payments of $102 million for the twelve months ended December 31, 2011), costs related to public offerings and other transaction-related costs.

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of December 31, 2012 is as follows:

(IN MILLIONS)
Total indebtedness as of December 31, 2012	$6,584
Less: mandatory convertible subordinated bonds due 2013	288

Gross debt as of December 31, 2012	6,296
Less: cash and cash equivalents as of December 31, 2012	288

Net debt as of December 31, 2012	$6,008

Adjusted EBITDA for the twelve months ended December 31, 2012	$1,602
Net debt leverage ratio as of December 31, 2012	3.75x